UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On August 14, 2013, Cardiovascular Systems, Inc. (the “Company”), issued to Partners for Growth III, L.P. (“PFG”) an aggregate of 32,679 shares of common stock as a result of PFG’s election to convert a $500,000 loan to the Company into shares of the Company’s common stock at a conversion price of $15.30 per share and in accordance with the conversion terms set forth in the note for the loan. The Company issued the conversion shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). PFG represented that it is an accredited investor.

Unrelated to the note conversion provided above, following the year ended June 30, 2013 and since the Company’s last disclosure of unregistered sales of equity securities contained in its Form 10-K for the year ended June 30, 2013 and filed with the Securities and Exchange Commission on September 11, 2013, the Company has issued an aggregate of 129,553 shares of common stock pursuant to the cashless exercise of nine unregistered warrants to acquire an aggregate of 229,768 shares of common stock. The issuances of these shares were exempt from registration by virtue of Section 3(a)(9) of the Securities Act. The exercises occurred as follows:

•	On July 16, 2013, 655 shares were issued at an exercise price of $8.83 per share.

•	On July 25, 2013, 3,515 shares were issued at an exercise price of $8.83 per share.

•	On July 30, 2013, 391 shares were issued at an exercise price of $8.83 per share.

•	On August 12, 2013, 850 shares were issued at an exercise price of $8.83 per share.

•	On August 26, 2013, 7,513 shares were issued at an exercise price of $9.33 per share.

•	On September 10, 2013, 59,560 shares were issued at an exercise price of $9.28 per share.

•	On September 11, 2013, 57,069 shares were issued at an exercise price of $8.83 per share.

Additionally, following the year ended June 30, 2013 and since the Company’s last disclosure of unregistered sales of equity securities contained in its Form 10-K for the year ended June 30, 2013 and filed with the Securities and Exchange Commission on September 11, 2013, the Company has issued an aggregate of 191,586 shares of common stock pursuant to the cash exercise of six unregistered warrants. The Company issued the shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The warrant holders represented that they are accredited investors. The exercises occurred as follows:

•	On August 12, 2013, 3,506 shares were issued at an exercise price of $8.83 per share and 5,797 shares were issued at an exercise price of $9.28 per share.

•	On August 27, 2013, 171,315 shares were issued at an exercise price of $9.28 per share.

•	On August 29, 2013, 10,968 shares were issued at an exercise price of $8.83 per share.

Item 8.01	Other Events.

Effective August 9, 2013, each of Kevin Kenny, Executive Vice President of Sales and Marketing of the Company, Robert Thatcher, Executive Vice President of the Company, and James Flaherty, Chief Administrative Officer and Secretary of the Company, adopted a pre-arranged trading plan (the “Kenny Trading Plan,” the “Thatcher Trading Plan” and the “Flaherty Trading Plan,” respectively) to sell shares of the Company’s common stock. Also, effective as of August 30, 2013, David L. Martin, President and Chief Executive Officer of the Company adopted a pre-arranged trading plan (the “Martin Trading Plan”) to sell shares of the Company’s common stock.

The trading plans were designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of a registrant’s securities under specified conditions and at specified times.

Each of the Kenny, Thatcher and Flaherty Trading Plans provides that Mr. Kenny, Mr. Thatcher and Mr. Flaherty will sell shares held by him personally over approximately one month beginning September 10, 2013. Each of the Kenny, Thatcher and Flaherty Trading Plans allows for the sale of an indeterminate number of shares of common stock already owned by Mr. Kenny, Mr. Thatcher and Mr. Flaherty to cover the required withholding taxes and transaction costs associated with the vesting of shares of performance-based restricted stock owned by Mr. Kenny, Mr. Thatcher and Mr. Flaherty. All shares will be sold under the Kenny, Thatcher and Flaherty Trading Plans in the open market at prevailing market prices. Mr. Kenny, Mr. Thatcher and Mr. Flaherty will have no control over the actual timing of the stock sales under the Kenny, Thatcher and Flaherty Trading Plans. Sales pursuant to the Kenny, Thatcher and Flaherty Trading Plans were expected to begin as early as September 10, 2013 and will terminate no later than October 10, 2013, unless terminated sooner in accordance with the Kenny, Thatcher or Flaherty Trading Plan’s terms.

The Martin Trading Plan provides that Mr. Martin will sell shares received upon exercise of certain vested options to purchase Company common stock over approximately two years beginning October 1, 2013. The Martin Trading Plan allows for the sale of 732,575 shares of common stock to be received upon the exercise of vested stock options. All shares will be sold under the Martin Trading Plan in the open market at prevailing market prices, subject to certain limit price restrictions. Mr. Martin will have no control over the actual timing of the stock sales under the Trading Plan. Sales pursuant to the Martin Trading Plan are expected to begin as early as October 1, 2013 and will terminate no later than October 1, 2015, unless terminated sooner in accordance with the Martin Trading Plan’s terms.

All stock sales under the trading plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2013

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer